Registration  No.  33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            HEALTHRENU MEDICAL, INC.
                           --------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                                              84-1022287
-------------------------------                           ----------------------
(STATE  OR  OTHER  JURISDICTION                              (IRS  EMPLOYER
      OF  INCORPORATION)                                    IDENTIFICATION  NO.)


307  SOUTH  FRIENDSWOOD  DRIVE,  SUITE  E-1,  FRIENDSWOOD,  TX         77546
--------------------------------------------------------------        -------
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


                           STOCK ISSUANCE PURSUANT TO
                        2003 CONSULTING AGREEMENTS PLAN
                       ----------------------------------
                            (FULL TITLE OF THE PLAN)


                                                 COPY  TO:
RANDY  MULLINS                               DAVID  M.  LOEV,  ATTORNEY  AT  LAW
HEALTHRENU  MEDICAL,  INC.                   2777  ALLEN  PARKWAY
307  SOUTH FRIENDSWOOD DRIVE, SUITE  E-1     SUITE  1000
FRIENDSWOOD,  TEXAS  77546                   HOUSTON,  TEXAS  77019
(888)  583-3356                              (713)  524-4110
NAME,  ADDRESS  AND  TELEPHONE
(NUMBER  OF  AGENT  FOR  SERVICE)


     APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                                 CALCULATION OF REGISTRATION FEE


TITLE OF SECURITIES            AMOUNT TO BE    PROPOSED MAXIMUM     PROPOSED     AMOUNT OF
TO BE REGISTERED                REGISTERED    OFFERING PRICE PER    MAXIMUM    REGISTRATION
                                                    SHARE (1)      AGGREGATE       FEE
                                                                 OFFERING PRICE
-----------------------------  -------------  -------------------  ----------  -------------
Common Stock, $.001 par value      2,975,000        $  2.50        $7,437,500     $  601.70
-----------------------------  -------------  -------------------  ----------  -------------

(1)     Calculated  in accordance with Rule 457(c) solely for the purpose of determining the registration  fee.  The  offering  price  is based on the last sale price as reported on the

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


ITEM  1.     PLAN  INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM  2.     REGISTRATION  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a) The Company's Annual Report on Form 10-KSB filed on January 14, 2003, for the fiscal year ended September 30, 2002, which includes audited financial statements as of and for the year ended September 30, 2002.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM  4.     DESCRIPTION  OF  SECURITIES

COMMON  STOCK

     GENERAL.  The  Company  is  authorized to issue 50,000,000 shares of Common
Stock,  $.001  par  value  per  share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, sinking fund, cumulative, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     DIVIDEND POLICY. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

     Legal counsel for the Registrant is the owner of 200,000 shares of free-trading common stock in connection with this S-8 registration statement.


ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors and officers to the Company for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith where the director or officer has been wholly successful on the merits in defense of any action, suit or proceeding for which the director or officer may be indemnified. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM  8.     EXHIBITS

 5.1     Opinion  and  consent  of  David  M.  Loev, Attorney at Law re: the legality  of  the  shares  being  registered
10.1     Consulting  Services  Agreement  with  Rob  Prokos
10.2     Consulting  Services  Agreement  with  Greg  Lemon
10.3     Consulting  Services  Agreement  with  David  M.  Loev
10.4     Consulting  Services  Agreement  with  Michael  Mcclere
10.5     Consulting  Services  Agreement  with  Hannah  M.  Loev
23.1     Consent  of  David  M.  Loev, Attorney at Law (included in Exhibit
         5.1)
23.2     Consent  of Brimmer, Burek & Keelan, LLP

ITEM  9.     UNDERTAKINGS

(a)  The  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to reflect any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities
          Exchange Act of 1934 that are incorporated by reference in this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Friendswood, Texas on the 26th day of November, 2003.

     HEALTHRENU  MEDICAL,  INC.


     BY:  /s/  Randy  Mullins
     -----------------------------------------------
     Randy  Mullins,  Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURES               TITLE                                    DATE
     ----------               -----                                    ----


 /s/  Darrell  Good          President                         November 26, 2003
-------------------
Darrell  Good

 /s/  Randy  Mullins         Chief  Executive Officer and      November 26, 2003
--------------------         Principal  Financial  and
Randy  Mullins               Accounting Officer